UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) August 7, 2005

K&F INDUSTRIES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124870	20-1844325
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

50 Main Street, 4th Floor, New York, NY	10606
(Address of principal executive offices)	(Zip code)

914-448-2700

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 7, 2005, K&F Industries Holdings, Inc. adopted an amended and restated 2004 stock incentive plan.  The plan was established for the benefit of, and to incentivize, officers, directors, employees and advisors of K&F and its subsidiaries. The plan is administered by K&F’s board of directors, which has broad authority in administering and interpreting the plan. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Options granted to qualified recipients under the stock option plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An award granted under the stock option plan to an employee or independent contractor may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the executive committee, any change of control.  A copy of the amended and restated 2004 stock incentive plan is attached hereto as Exhibit 10.1.

On August 8, 2005, in connection with its initial public offering of common stock, K&F entered into an underwriting agreement with Goldman, Sachs & Co. and Lehman Brothers Inc. as representatives of the several underwriters named therein.  Subject to certain conditions, each underwriter named in the underwriting agreement severally agreed to purchase an aggregate of 20,700,000 shares of our common stock, including the underwriter’s option to purchase additional shares.  We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and liabilities incurred in connection with the directed share program, and to contribute to payments that the underwriters may be required to make for these liabilities.  A copy of the underwriting agreement is attached hereto as Exhibit 1.1.

On August 12, 2005, K&F entered into an amended and restated management services agreement with K&F Industries, Inc. and Aurora Management Partners LLC.  Aurora Management Partners is an affiliate of our controlling stockholder.  The agreement terminates the current annual management fee and amends other provisions relating to the payment of fees for investment banking services. Concurrent with the consummation of our initial public offering, we paid Aurora Management Partners a termination fee of $5.0 million in connection with these changes. The amended and restated management services agreement provides Aurora Management Partners with a right of first refusal to provide us with management and financial advisory services in exchange for mutually agreeable compensation (which will be 2% of the transaction consideration (including debt assumed and current assets retained) if an alternative amount is not expressly agreed upon). This right of first refusal will terminate when Aurora Management Partners or its affiliates directly or indirectly hold less than 5% of our outstanding common stock.  We have agreed to indemnify Aurora Management Partners and its partners, members, officers, employees, agents and affiliates and the stockholders, partners, members, affiliates, directors, officers and employees of any of the foregoing for losses relating to the services contemplated under the amended and restated management services agreement. In addition, we have agreed to continue to reimburse Aurora Management Partners for its out-of-pocket expenses relating to the services contemplated under the amended and restated management services agreement. No transaction fee was due to Aurora Management Partners in connection with our initial public offering..  A copy of the amended and restated management services agreement is attached hereto as Exhibit 10.2.

Item 8.01.    Other Events

On August 9, 2005 K&F announced the pricing of its previously announced initial public offering of common stock.  A copy of the press release is attached hereto as Exhibit 99.1.

On August 12, 2005 K&F announced the closing of its previously announced initial public offering of common stock.  In addition, K&F announced the redemption of all of its outstanding 11½% Senior PIK Notes, the redemption of its outstanding Junior/Series A Redeemable Exchangeable Preferred Stock and the payment of a cash dividend to existing stockholders.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated August 8, 2005, among Goldman, Sachs & Co. and Lehman Brothers Inc. as representatives of the several underwriters named therein

10.1	K&F Industries Holdings, Inc. Amended and Restated 2004 Stock Incentive Plan

10.2	Amended and Restated Management Services Agreement, dated as of August 12, 2005, by and among K&F Industries Holdings, Inc., K&F Industries, Inc. and Aurora Management Partners LLC

99.1	Press Release dated August 9, 2005

99.2	Press Release dated August 12, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K&F Industries Holdings, Inc.

Date: August 12, 2005	By:	/s/ Dirkson R. Charles
Dirkson R. Charles
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated August 8, 2005, among Goldman, Sachs & Co. and Lehman Brothers Inc. as representatives of the several underwriters named therein

10.1	K&F Industries Holdings, Inc. Amended and Restated 2004 Stock Incentive Plan

10.2	Amended and Restated Management Services Agreement, dated as of August 12, 2005, by and among K&F Industries Holdings, Inc., K&F Industries, Inc. and Aurora Management Partners LLC

99.1	Press Release dated August 9, 2005

99.2	Press Release dated August 12, 2005